EXHIBIT 21.1

LIST OF SUBSIDIARIES OF NANO CHEMICAL SYSTEMS HOLDINGS, INC.

1.	Nano Chemical Systems, Inc. (Nevada)

2.	SeaSpray Aerosol, Inc. (Delaware)